Exhibit 10.12
Woodward Governor Company
Compensatory Arrangement

Woodward Governor Company 1000 East Drake Road P.O. Box 1519 Fort Collins, CO 80522-1519 USA Tel: 970-482-5811 Fax: 970-498-3058

Date:	May 18, 2007 (revised on May 23, 2007)

To:	Mr. A. Christopher Fawzy
6001 Paseo Palmilla
Goleta, CA 93117

From:	Bob Weber
Chief Financial Officer, Corporate Secretary & Treasurer

Subject:	Job Offer
Dear Chris,
We are pleased to present to you the following details of your job offer:
POSITION:
This offer is for the position of Vice President, General Counsel and Corporate Secretary. This is an exempt position in Grade 10 on the Executive Compensation Structure. You will be based in the Fort Collins, Colorado facility and report directly to me.
COMPENSATION:
Base Pay:
•	Your base salary will be $9,620 bi-weekly or $250,120 annually. Pay periods are bi-weekly and in the form of direct deposit. You will be eligible for a wage review on October 1, 2008.
Annual Incentive Compensation:
•	You will participate in the Management Incentive Plan (MIP). Your annual incentive pay target will be 40% of base pay (or $100,048). The MIP payouts can reach a maximum of 200% of target. Bonuses are paid out each November after the close of the fiscal year, which is September 30th. Incentive target bonuses are set by company objectives and financial performance. Please review the attached MIP Administrative Guidelines and related materials for further details.
Long Term Incentives:
•	This position qualifies for Stock Options. The granting of Stock Options is not a guarantee, and is subject to Board of Directors approval. Any grants are typically issued in the October/November timeframe. Please review the enclosed Stock Option Plan Agreement for further details.
•	You will participate in the Woodward Long Term Incentive Plan (LTIP). This is a cash incentive compensation plan for selected top executives of the Company. The plan consists of a three-year performance period, with a new performance period starting at the beginning of each fiscal year. To the extent that the designated goals are achieved, some multiple of the target award will be paid at the end of the performance period. Your target participation level will be 25% of your base pay.
Special Provisions:
•	If you accept this position, you will receive 5,000 stock options upon your hire date. The grant will be established at the Woodward stock price on your first date of employment. The vesting schedule will be consistent with the Stock Option Agreement. You will be eligible for another stock option grant in November 2007.

•	For FY07, you will be eligible for a pro-rated MIP payment no less than target based on the number of months you work in FY07. For example, if your start date were July 1, 2007, you would be eligible for at least $25,012 (3/12ths of $100,048).
RELOCATION BENEFITS:
We will authorize a comprehensive relocation program to assist you in moving from California to the Fort Collins area. Please review the attached Woodward Relocation Policy Guidelines for a full description of the relocation benefits and program rules. The following highlights some of the benefits that will be provided to you:
•	Pre-move house hunting trip.
•	Moving of household goods.
•	Final move expenses.
•	Temporary living expenses.
•	Assistance in the sale of your home
•	Closing costs on your new home.
Special Provision:
•	As an added benefit, we will authorize a guaranteed offer option on your home.
BENEFITS:
Woodward has an outstanding benefits package that distinguishes us in the labor market. Please review the enclosed Benefits Program Summary. Some benefits to highlight:
•	You and any eligible dependents will be able to fully participate in the OneWoodward Health Care (medical, dental and vision) programs after thirty days of continued employment.

•	You will become eligible for company-funded life insurance after thirty days of continued employment. Additional life insurance for yourself or your dependents may be purchased during the annual enrollment period, which is each October/November.

•	You may also elect to participate in our 401K plan upon employment. You can contribute between 0-50% of your bi-weekly pay, and Woodward will match 100% on contributions from 1-3% and 50% on contributions from 4-6% (maximum company match of 4.5%). You will be 100% vested at the time of enrollment.

•	Upon two years of service, you will automatically become a participant in the Woodward Stock Plan (the Company contributes 5% of eligible wages on your behalf). You will be 100% vested at the time of eligibility.

•	The standard Seniority Based Vacation Plan accrues per pay period and equates to a base of ten days per calendar year. As a seasoned professional, you will be eligible for 3 weeks of vacation through your 6th year of service. Upon your 7th year of service, vacation will begin to accrue beyond 3 weeks, at the rate indicated on the Seniority Based Vacation Plan schedule. Vacation may be taken after 30 days of employment. Base vacation in your first year will be calculated based upon the number of pay periods you work.

•	You will also be eligible to participate in the Executive Benefit Plan. This is a nonqualified deferred compensation plan that allows you, as part of a select group of Woodward executives, to save extra pre-tax compensation for your retirement. These savings are in addition to the amount you can save through the qualified Woodward Retirement Program, which includes the 401(k) deferrals and matching contributions and the Woodward Stock Plan. Please review the attached program description.
This letter contains the entire agreement with respect to your employment. It supersedes any and all other agreements, either oral or in writing with respect to the employment relationship. You and Woodward acknowledge and agree that no other agreement, statement or promise not included in this letter shall be valid or binding. The terms of employment, as set out in this letter, may not be modified or amended by oral agreement or course of conduct, but only by an agreement signed by both you and the Vice President, Human Resources.
Although we look forward to this being a long and mutually rewarding association, Colorado is an at-will state. Your employment will be at will. You may leave your employment at any time. Woodward may transfer, reassign, suspend or demote, or may terminate your employment, at any time, for any reason, with or without cause, and with or without notice.
A pre-placement physical will be conducted within 30 days of accepting the offer. All medical information is confidential and retained separately from employment records. The purpose of the pre-placement physical is to establish a baseline for the Health and Productivity Center.
This job offer is contingent upon the following: 1) The job being in existence at the time you are ready to report to work; 2) No evidence of false or misleading information on your application or any subsequent information you may provide; 3) Fulfilling I-9 (work authorization) requirements; 4) If applicable, meeting Deemed Export licensing requirements; 5) Successful completion of a pre-placement drug screening; 6) Completion of a pre-placement physical; and 7) Successful completion of a background and credit check. These are requirements for all new employees.
We look forward to discussing the offer in more detail. Should any questions arise regarding this offer, feel free to contact Steve Meyer, Vice President, Human Resources or me.
If you accept this job offer on the terms and conditions set forth in this letter, please sign below and return the original of this letter to Steve Meyer either via fax ((970) 962-7146) or mail (1000 E. Drake Road, Fort Collins, CO 80525).
Chris, we are really looking forward to having you join Woodward. This is an exciting time to be with the company as we are positioned extremely well for profitable growth. We hope that the career transition process for you goes well.
Sincerely,

/s/ Robert F. Weber, Jr.
Robert F. Weber, Jr.
Chief Financial Officer, Corporate Secretary & Treasurer

Accepted:

/s/ A. Christopher Fawzy
A. Christopher Fawzy
Date: May 23, 2007

Start Date: June 18, 2007

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